CFO Commentary on the Fourth Quarter and Fiscal Year 2016 Results

Q4 FY 2016 Summary

GAAP
($ in millions except earnings per share)	Q4 FY16	Q3 FY16	Q4 FY15	Q/Q	Y/Y
Revenue	$1,401	$1,305	$1,251	up 7%	up 12%
Gross margin	56.5%	56.3%	55.9%	up 20 bps	up 60 bps
Operating expenses	$539	$489	$468	up 10%	up 15%
Operating income	$252	$245	$231	up 3%	up 9%
Net income	$207	$246	$193	down 16%	up 7%
Diluted earnings per share	$0.35	$0.44	$0.35	down 20%	—

Non-GAAP
($ in millions except earnings per share)	Q4 FY16	Q3 FY16	Q4 FY15	Q/Q	Y/Y
Revenue	$1,401	$1,305	$1,251	up 7%	up 12%
Gross margin	57.2%	56.5%	56.2%	up 70 bps	up 100 bps
Operating expenses	$445	$430	$420	up 3%	up 6%
Operating income	$356	$308	$283	up 16%	up 26%
Net income	$297	$255	$241	up 16%	up 23%
Diluted earnings per share	$0.52	$0.46	$0.43	up 13%	up 21%

Revenue
($ in millions)	Q4 FY16	Q3 FY16	Q4 FY15	Q/Q	Y/Y
GPU	$1,178	$1,110	$1,073	up 6%	up 10%
Tegra Processor	157	129	112	up 22%	up 40%
Other	66	66	66	—	—
Total	$1,401	$1,305	$1,251	up 7%	up 12%

FY 2016 Summary

GAAP
($ in millions except earnings per share)	FY16	FY15	Y/Y
Revenue	$5,010	$4,682	up 7%
Gross margin	56.1%	55.5%	up 60 bps
Operating expenses	$2,064	$1,840	up 12%
Operating income	$747	$759	down 2%
Net income	$614	$631	down 3%
Diluted earnings per share	$1.08	$1.12	down 4%

Non-GAAP
($ in millions except earnings per share)	FY16	FY15	Y/Y
Revenue	$5,010	$4,682	up 7%
Gross margin	56.8%	55.8%	up 100 bps
Operating expenses	$1,721	$1,657	up 4%
Operating income	$1,125	$954	up 18%
Net income	$929	$801	up 16%
Diluted earnings per share	$1.67	$1.42	up 18%

Revenue
($ in millions)	FY16	FY15	Y/Y
GPU	$4,187	$3,839	up 9%
Tegra Processor	559	579	down 3%
Other	264	264	—
Total	$5,010	$4,682	up 7%

Fourth quarter revenue increased 7 percent sequentially and 12 percent year over year to $1.40 billion. Growth was driven by GPUs for gaming, professional visualization, and datacenter as well as Tegra automotive systems.

Full year fiscal 2016 revenue grew 7 percent to a record $5.01 billion, reflecting growth in our market platforms -- Gaming, Datacenter, and Automotive.

GPU revenue for the fourth quarter was $1.18 billion, up 6 percent sequentially and up 10 percent from a year earlier. GeForce® Gaming GPU revenue grew 21 percent from a year ago, as sales from all regions continue to provide solid growth. Professional visualization revenue from Quadro® was $203 million, up 7 percent both sequentially and year over year. Datacenter revenue, including Tesla® and GRID™, was $97 million, up 18 percent sequentially and up 10 percent from a year earlier.

Tegra® Processor revenue for the fourth quarter of $157 million was up 22 percent sequentially and up 40 percent year on year, reflecting growth in Tegra development services and automotive. Automotive revenue of $93 million from infotainment modules and product-development contracts increased 18 percent sequentially and 68 percent from a year earlier.

License revenue from our patent license agreement with Intel remained flat at $66 million for the fourth quarter.

Gross Margin

GAAP gross margin for the fourth quarter was 56.5 percent; non-GAAP gross margin was a record 57.2 percent. For fiscal 2016, GAAP gross margin was a record 56.1 percent; non-GAAP gross margin was a record 56.8 percent. Growth in GAAP and non-GAAP gross margins from a year ago were led by the strength in GPU gaming platform revenue.

Expenses

GAAP operating expenses for the fourth quarter were $539 million, including $34 million in restructuring and other charges and $60 million in stock-based compensation and other charges. Non-GAAP operating expenses were $445 million, in line with our outlook.

For fiscal 2016, GAAP operating expenses were $2.06 billion, including $131 million in restructuring and other charges and $212 million in stock-based compensation and other charges. Non-GAAP operating expenses were $1.72 billion, including legal fees associated with our litigation against Samsung and Qualcomm.

Restructuring and Other

During the quarter, we continued the wind-down of our Icera® modem operations.

Our GAAP operating expenses included $34 million of restructuring and other charges - consisting of $24 million in severance and benefits, $8 million from lease obligations and the write-down of physical assets, and $2 million of other exit costs. In all, our GAAP net income for fiscal 2016 included $86 million in restructuring charges, net of tax.

In the first quarter of fiscal year 2017, we expect to incur restructuring charges of $1 million to $2 million as we continue to wind down the Icera modem operations.

The Icera wind-down benefited non-GAAP operating expenses in the fourth quarter of the year. In fiscal 2016, we carefully invested in our growth initiatives of gaming, deep learning and autonomous cars, while non-GAAP operating expenses were approximately flat with fiscal 2015, excluding litigation costs.

Operating Income, OI&E, and Taxes

GAAP operating income for fiscal 2016 was $747 million and for the fourth quarter was $252 million, up from $231 million a year earlier, reflecting strong revenue growth from GeForce GTX GPUs, partially offset by restructuring costs. Non-GAAP operating income for fiscal 2016 was $1.13 billion and for the fourth quarter was $356 million, up 26 percent from $283 million a year earlier.

Other income and expense, or OI&E, includes interest earned on our cash and investments, interest expense associated with our convertible debt, and other gains and losses. OI&E for the quarter included $12 million of interest expense primarily associated with our convertible debt, $11 million of interest income from our investment portfolio and $2 million of other income. OI&E for fiscal 2016 was a net $4 million of expense.

For the fourth quarter, our GAAP effective tax rate was 18.3 percent. Our non-GAAP effective tax rate was 18.4 percent, higher than 15.9 percent a year earlier. For fiscal 2016, our GAAP effective tax rate was 17.3 percent. Our non-GAAP effective tax rate was 18.8 percent.

Net Income and EPS

For the fourth quarter, GAAP net income was $207 million, and GAAP earnings per diluted share were $0.35. This includes a restructuring charge of $0.04 per diluted share in connection with the wind-down of Icera. Non-GAAP net income was $297 million, and non-GAAP earnings per diluted share were $0.52 for the fourth quarter, up 23 and 21 percent, respectively, from a year earlier, fueled by strong revenue growth and improved gross and operating margins.

For fiscal 2016, GAAP net income was $614 million and GAAP earnings per diluted share were $1.08, inclusive of restructuring and other charges of $0.15 per diluted share. Non-GAAP net income was $929 million and non-GAAP earnings per diluted share were $1.67, up 18% from a year ago.

Capital Return

During the fourth quarter, we paid $62 million in cash dividends and received 4.3 million shares from an accelerated share repurchase agreement that we had entered into in the quarter.

Since the restart of our capital return program in the fourth quarter of fiscal 2013, we have returned just over $3 billion to shareholders.  This return represents 98 percent of our cumulative free cash flow for fiscal years 2013 through 2016.  For fiscal 2016, we have returned $800 million to shareholders.

For fiscal 2017, we intend to return approximately $1.0 billion to shareholders through ongoing quarterly cash dividends and share repurchases.

Balance Sheet and Cash Flow

Cash, cash equivalents and marketable securities at the end of the fourth quarter were $5.04 billion, compared with $4.73 billion at the end of the prior quarter, reflecting growth in operating cash flow, partially offset by the quarterly cash dividend and share repurchases.

Accounts receivable at the end of the quarter was $505 million, down from $536 million in the prior quarter. The sequential decrease was primarily due to the linearity of shipments within the quarter. DSO at quarter-end was 35 days, down from 37 days in the prior quarter, and up from 34 days in the fourth quarter of fiscal 2015.

Inventory at the end of the quarter was $418 million, down from $425 million in the prior quarter and from $483 million a year earlier. DSI at quarter-end was 67 days, down from 68 days in the prior quarter and 80 days a year earlier.

Cash flow from operating activities was $510 million in the fourth quarter, up from $255 million in the prior quarter and $443 million a year earlier. The sequential increase was primarily due to the annual Intel license payment and strong collections of accounts receivable.

Free cash flow was $495 million in the fourth quarter, compared with $239 million in the previous quarter and $412 million a year earlier.

Depreciation and amortization expense for the fourth quarter amounted to $46 million. Capital expenditures were $15 million.

First Quarter of Fiscal 2017 Outlook

Our outlook for the first quarter of fiscal 2017 is as follows:

•	Revenue is expected to be $1.26 billion, plus or minus two percent.

•	GAAP and non-GAAP gross margins are expected to be 57.2 percent and 57.5 percent, respectively, plus or minus 50 basis points.

•	GAAP operating expenses are expected to be approximately $500 million. Non-GAAP operating expenses are expected to be approximately $445 million.

•	GAAP and non-GAAP tax rates for the first quarter of fiscal 2017 are both expected to be 19 percent, plus or minus one percent.

•	Capital expenditures are expected to be approximately $35 million to $45 million.

______________
For further information, contact:

Arnab Chanda	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-6616	(408) 566-5150
achanda@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures

To supplement NVIDIA’s Condensed Consolidated Statements of Income and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP other income (expense), net, non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, non-GAAP diluted shares, per diluted share impact of restructuring and other charges, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation, product warranty charge, acquisition-related costs, restructuring and other charges, gains and losses from non-affiliated investments, interest expense related to amortization of debt discount, and the associated tax impact of these items, where applicable. Weighted average shares used in the non-GAAP diluted net income per share computation includes the anti-dilution impact of our Note Hedge. Per diluted share impact of restructuring and other charges is calculated as restructuring and other charges, net of income tax, divided by GAAP diluted shares. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: expected Icera restructuring charges; our intended fiscal 2017 capital return; our financial outlook for the first quarter of fiscal 2017; and our tax rates for the first quarter of fiscal 2017 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended October 25, 2015. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

# # #

© 2016 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, Quadro, Tegra, Tesla, Icera, GRID, and SHIELD are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	January 31,	October 25,	January 25,	January 31,	January 25,
	2016	2015	2015	2016	2015

GAAP gross profit	$791	$734	$699	$2,811	$2,599
GAAP gross margin	56.5%	56.3%	55.9%	56.1%	55.5%
Stock-based compensation expense (A)	5	4	4	15	12
Product warranty charge (B)	5	—	—	20	—
Non-GAAP gross profit	$801	$738	$703	$2,846	$2,611
Non-GAAP gross margin	57.2%	56.5%	56.2%	56.8%	55.8%

GAAP operating expenses	$539	$489	$468	$2,064	$1,840
Stock-based compensation expense (A)	(56)	(47)	(39)	(190)	(146)
Acquisition-related costs (C)	(4)	(4)	(9)	(22)	(37)
Restructuring and other charges	(34)	(8)	—	(131)	—
Non-GAAP operating expenses	$445	$430	$420	$1,721	$1,657

GAAP operating income	$252	$245	$231	$747	$759
Total impact of non-GAAP adjustments to operating income	104	63	52	378	195
Non-GAAP operating income	$356	$308	$283	$1,125	$954

GAAP other income (expense), net	$1	$—	$(3)	$(4)	$(4)
Gains from non-affiliated investments	—	(4)	—	(5)	(15)
Interest expense related to amortization of debt discount	7	7	7	29	28
Non-GAAP other income, net	$8	$3	$4	$20	$9

GAAP net income	$207	$246	$193	$614	$631
Total pre-tax impact of non-GAAP adjustments	111	66	59	402	208
Income tax impact of non-GAAP adjustments	(21)	(57)	(11)	(87)	(38)
Non-GAAP net income	$297	$255	$241	$929	$801

	Three Months Ended			Twelve Months Ended
	January 31,	October 25,	January 25,	January 31,	January 25,
	2016	2015	2015	2016	2015
Diluted net income per share
GAAP	$0.35	$0.44	$0.35	$1.08	$1.12
Non-GAAP	$0.52	$0.46	$0.43	$1.67	$1.42

Weighted average shares used in diluted net income per share computation
GAAP	593	565	557	569	563
Anti-dilution impact from note hedge (D)	(26)	(10)	—	(13)	—
Non-GAAP	567	555	557	556	563

Metrics:
Restructuring and other charges	$34	$8	$—	$131	$—
Income tax impact of restructuring and other charges	(9)	(50)	—	(45)	—
Restructuring and other charges, net of income tax	$25	$(42)	$—	$86	$—
GAAP diluted shares	593	565	—	569	—
Per diluted share impact of restructuring and other charges	$0.04	$(0.07)	$—	$0.15	$—

GAAP net cash provided by operating activities	$510	$255	$443	$1,175	$906
Purchase of property and equipment and intangible assets	(15)	(16)	(31)	(86)	(123)
Free cash flow	$495	$239	$412	$1,089	$783

(A) Excludes stock-based compensation as follows:
	Three Months Ended			Twelve Months Ended
	January 31,	October 25,	January 25,	January 31,	January 25,
	2016	2015	2015	2016	2015
Cost of revenue	$5	$4	$4	$15	$12
Research and development	$33	$28	$23	$115	$88
Sales, general and administrative	$22	$19	$15	$74	$57

(B) Represents warranty charge associated with a product recall.

(C) Consists of amortization of acquisition-related intangible assets, transaction costs, compensation charges, and other credits related to acquisitions.

(D) Represents the number of shares that would be delivered upon conversion of the currently outstanding 1.00% Convertible Senior Notes Due 2018. Under U.S. GAAP, shares delivered in hedge transactions are not considered offsetting shares in the fully diluted share calculation until actually delivered.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q1 FY2017 Outlook
GAAP gross margin	57.2%
Impact of stock-based compensation	0.3%
Non-GAAP gross margin	57.5%

Q1 FY2017 Outlook
(In millions)
GAAP operating expenses	$500
Stock-based compensation expense and acquisition-related costs	(55)
Non-GAAP operating expenses	$445